Exhibit 99.1

Owl Rock Capital Group and Dyal Capital Partners Execute Definitive Business Combination Agreement to Form Blue Owl Capital and List on NYSE via a Business Combination with Altimar Acquisition Corporation

•                  Owl Rock and Dyal to combine to form Blue Owl, a differentiated alternative asset manager with industry leading Direct Lending and GP Capital Solutions businesses

•                  Combined firm to manage over $45.0 billion in assets

•                  Blue Owl to become publicly listed through a business combination with Altimar, a SPAC sponsored by an affiliate of HPS Investment Partners (NYSE:ATAC)

•                  Blue Owl is expected to be listed on the NYSE under the ticker symbol “OWL” following the expected close of the transaction in the first half of 2021

•                  Transaction expected to provide approximately $1.8 billion in gross proceeds, comprised of Altimar’s $275 million of cash held in trust (assuming no redemptions) and a $1.5 billion fully committed, oversubscribed, common stock PIPE at $10.00 per share, including investments from ICONIQ Capital, CH Investment Partners, Koch Companies Defined Benefit Master Trust, the Federated Hermes Kaufmann Funds, and Liberty Mutual Investments

•                  The founders and senior managers of Blue Owl will retain their equity stakes through the combined entity’s transition into a publicly listed company, promoting continued alignment

NEW YORK — December 23, 2020 - Owl Rock Capital Group (“Owl Rock”) and the Dyal Capital Partners (“Dyal”) division of Neuberger Berman Group LLC (“Neuberger Berman”) today announced they entered into a definitive business combination agreement with Altimar Acquisition Corporation (NYSE: ATAC) (“Altimar”) to form Blue Owl Capital Inc. (“Blue Owl”), an alternative asset management firm with over $45.0 billion in assets under management.

Blue Owl will enter the public market through a business combination with Altimar, a special purpose acquisition company sponsored by an affiliate of HPS Investment Partners, LLC. The combined entity is expected to have a post-transaction market capitalization of approximately $12.5 billion. As a result of the transaction, Blue Owl is expected to be listed on the NYSE under the new ticker “OWL.”

The new firm’s main business will focus on two of the fastest growing areas of alternative asset management: Direct Lending, where Owl Rock is one of the leading private credit providers to middle and upper middle market businesses backed by top-tier financial sponsors, and GP Capital Solutions, where Dyal has been a leader and innovator since its founding. The Owl Rock and Dyal businesses will be autonomous but complementary. By bringing together two preeminent businesses in their respective fields, Blue Owl will be positioned as a differentiated provider of holistic solutions to the alternative asset management community. Each business will be led by its current long-tenured management, and its respective investment teams will continue to employ the disciplined investment philosophies that they have delivered since inception.

Doug Ostrover, co-founder of Owl Rock, will serve as Chief Executive Officer of Blue Owl. On the announcement of the strategic combination, he stated: “Blue Owl’s expertise, agility and scale, supported by a substantial permanent capital base, will enable us to offer a holistic platform of capital solutions to private equity firms and privately held businesses. We believe this will broaden and deepen our relationships and provide us with unrivaled access to compelling investment opportunities. In addition, this permanent capital base will allow Blue Owl to continue to strongly grow its business in a consistent and predictable manner. The foundation of our success is the trust our clients and partners place in us based on our experience, investment approach, and commitment to serving them. We look forward to solidifying our position as the capital partner and investment manager of choice for our stakeholders.”

Michael Rees, Dyal founder, and Marc Lipschultz, Owl Rock co-founder, will be co-Presidents of Blue Owl. Rees said: “Our businesses will combine robust growth and a strong margin profile with a high level of earnings visibility and stability, offering investors a compelling way to access the alternative asset management industry.” Lipschultz added: “By building on this strong foundation, we believe we are well positioned to continue to expand our current platforms and pursue new, complementary business lines to provide differentiated sources of returns for our investors.”

George Walker, Chairman and Chief Executive Officer of Neuberger Berman added: “This partnership is a clear and natural fit. Neuberger Berman, as a meaningful shareholder, looks forward to seeing Blue Owl continue to grow as an industry leader. Moreover, Neuberger Berman has the privilege of continuing to manage $80 billion in alternatives distinct from the Dyal business, and our culture of innovation from which Dyal began will continue to help us deliver for clients in the years to come.”

Upon completion of the transaction, Blue Owl will be a stand-alone firm and Owl Rock and Dyal founders, alongside Neuberger Berman will own meaningful equity positions in Blue Owl.

Blue Owl is expected to combine these strengths:

Owl Rock Direct Lending Highlights:

•                  Scaled direct lending business with $23.7 billion in assets under management as of September 30, 2020

•                  Focused on lending to middle- and upper-middle-market, private equity-sponsored companies

•                  Technology lending strategy capitalizing on the large and growing demand for technology products and services

•                  Led by an investment team dedicated to direct lending

•                  Demonstrated ability to source proprietary investment opportunities with $24 billion in originations since inception

•                  Industry-leading credit performance historically and throughout the COVID-19 pandemic

Dyal GP Capital Solutions Platform Highlights

•                  Industry leading GP capital solutions business with a proven track record, having completed 57 transactions with 49GPs to date

•                  Deep and extensive relationships across the alternative asset management ecosystem

•                  Large permanent capital base totaling $23.3 billion in assets under management (as of November 30, 2020) promotes the formation of strong, value-added partnerships

•                  Unique Business Services Platform assists GPs in the portfolio with a leading set of strategic and capital raising advisory services

•                  Led by founder Michael Rees and a senior management team that has an average of 18 years of experience and more than a decade of working together in the GP Capital Solutions business

Blue Owl management believes it will have a uniquely attractive financial profile due to its combination of strong growth and margins with a focus on permanent capital and fee related earnings (“FRE”). Specifically, the firm will have over $45.0 billion in combined assets under management, 92% of which would be permanent capital, and initially will derive its distributable earnings from FRE, which allows for enhanced predictability of earnings. Blue Owl will be well positioned to grow its asset base and distributable earnings due to the complementary client relationships and skillsets of Dyal and Owl Rock, which we believe will further enable new product expansion.

We believe investors in Blue Owl sponsored funds will benefit from a strategic combination without disruption to the service they receive or the investment programs they rely upon. Investment strategies, processes and teams for the company’s funds will remain consistent, while expecting that their investors will gain from the combined company’s expanded platform, broadened and deepened relationships across the alternative asset management landscape, and a broader range of expertise across the firm.

Owl Rock Capital Corporation (“ORCC”), Owl Rock Capital Corporation II, Owl Rock Capital Corporation III, Owl Rock Technology Finance Corp. and Owl Rock Core Income Corp. (the “Owl Rock BDCs”) will continue to be led by their Chief Executive Officer and Owl Rock co-founder, Craig Packer, and will not undertake any change to their investment strategies, team or process from this transaction. This includes ORCC, which is publicly traded under the “ORCC” ticker.

The closing of the transaction will result in a change of control of the registered investment adviser (the “Owl Rock Advisers”)  to each of the Owl Rock BDCs under the Investment Company Act of 1940, as amended (“1940 Act”), and will require the assignment of each Owl Rock BDC’s current investment advisory agreement in accordance with the 1940 Act. As a result, each BDC’s shareholders will be asked to approve an amended and restated investment advisory agreement between such Owl Rock BDC and the applicable Owl Rock Adviser, which will replace its current investment advisory agreement upon the consummation of the transaction. All material terms will remain unchanged from the Owl Rock BDCs’ current investment advisory agreements, and such agreements, if approved by the applicable Owl Rock BDCs’ shareholders, will become effective upon the closing of the transaction.

Transaction Overview

Pursuant to the transaction, Altimar, which currently holds $275 million in cash in trust, will combine with Blue Owl at an estimated $12.5 billion pro forma equity value at closing. Assuming no redemptions by Altimar’s existing public stockholders, the existing equityholders of Owl Rock and Dyal (including Neuberger Berman) will hold approximately 85% of Blue Owl immediately following the closing of the business combination. The founders and senior managers of Blue Owl will retain their equity stakes immediately following the transaction, promoting continued alignment with the combined company’s public investors and clients.

Cash proceeds in connection with the transaction will be funded through a combination of Altimar’s cash in trust and a $1.5 billion fully committed, oversubscribed, common stock private investment in public equity (“PIPE”) at $10.00 per share, including commitments from leading investors including ICONIQ Capital, CH Investment Partners, Koch Companies Defined Benefit Master Trust, the Federated Hermes Kaufmann Funds, and Liberty Mutual Investments.

The board of directors for each of Altimar and Neuberger Berman, as well as the Executive Committee of Owl Rock have unanimously approved the proposed transaction. Completion of the proposed transaction is subject to approvals of Altimar’s stockholders, the equityholders of each of the Owl Rock BDCs to the assignment of its advisory agreement, as discussed above, and Dyal-sponsored fund’s limited partners, in addition to other customary closing conditions, including a registration statement being declared effective by the Securities and Exchange Commission. The transaction is expected to be completed in the first half of 2021.

Management and Board of Directors

Upon completion of the strategic combination, Blue Owl will be led by Doug Ostrover (Owl Rock co-founder) as Chief Executive Officer. The senior management team will also include Michael Rees (founder of Dyal) and Marc Lipschultz (Owl Rock co-founder) as co-Presidents and Alan Kirshenbaum as Chief Financial Officer. Craig Packer (Owl Rock co-founder) will continue as Chief Executive Officer of the Owl Rock BDCs.

Blue Owl’s nine-person board of directors will be initially composed of three independent directors, three Owl Rock-appointed directors, two Dyal-appointed directors and one Neuberger Berman-appointed director.

Advisors

Perella Weinberg Partners LP, Goldman Sachs & Co. LLC and BofA Securities, Inc. are serving as financial advisors and Kirkland & Ellis LLP is serving as legal counsel to Owl Rock.

Ardea Partners LP is serving as financial advisor for Neuberger Berman and Dyal. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Neuberger Berman. Additionally, Citigroup and UBS are serving as advisors to Neuberger Berman.Evercore Group LLC is serving as financial advisor and Fried, Frank, Harris, Shriver & Jacobson LLP is serving as legal counsel to Dyal.

J.P. Morgan Securities LLC is serving as exclusive financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to Altimar Acquisition Corporation.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC acted as joint placement agents on the PIPE.

Investor Conference Call Information

An investor call and presentation discussing the transaction is available at the link below:

https://dpregister.com/sreg/10150767/dfccfb54ba

Participant Dial In (Toll Free): 1-866-777-2509

Participant International Dial In: 1-412-317-5413

A transcript of the call will also be filed by Altimar with the SEC.

On the call, the presenters will be reviewing an investor presentation, which will be filed with the SEC as an exhibit to a Current Report on Form 8-K prior to the call, and available on the SEC website at www.sec.gov.

About Altimar Acquisition Corporation

Altimar Acquisition Corporation is a special purpose acquisition company sponsored by Altimar Sponsor, LLC, an affiliate of HPS Investment Partners, LLC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. For more information, visit www.altimarspac.com.

About Owl Rock

Owl Rock Capital Group, together with its subsidiaries, is a New York-based direct lending platform with approximately $23.7 billion of assets under management as of September 30, 2020. Owl Rock’s platform consists of multiple investment funds and products including business development companies (“BDCs”). Owl Rock is comprised of a team of seasoned investment professionals with significant and diverse experience from some of the world’s leading investment firms and financial institutions. Owl Rock’s relationship-oriented approach to investing seeks to provide companies with sizeable commitments to facilitate transactions and support their growth needs with certainty, speed and transparency throughout the entire investment process.

About Dyal Capital

Dyal Capital seeks to acquire minority equity stakes in and provide financing to established alternative asset managers. With over a decade of experience transacting with institutional financial firms, Dyal has completed over 50 equity and debt transactions and manages approximately $23.3 billion in aggregate capital commitments as of November 30, 2020. Central to Dyal’s success is our Business Services Platform (the “BSP”). The BSP is a team that provides strategic support to underlying management company partners in various areas, primarily including capital strategy and advisory services. Part of Neuberger Berman, the Dyal team is located in New York, London, and Hong Kong.

About Neuberger Berman

Neuberger Berman Group LLC, founded in 1939, is a private, independent, employee-owned investment manager. The firm manages a range of strategies—including equity, fixed income, quantitative and multi-asset class, private equity, real estate and hedge funds—on behalf of institutions, advisors and individual investors globally. With offices in 24 countries, Neuberger Berman’s diverse team has over 2,300 professionals. For six consecutive years, the company has been named first or second in Pensions & Investments Best Places to Work in Money Management survey (among those with 1,000 employees or more). In 2020, the PRI named Neuberger Berman a Leader, a designation awarded to fewer than 1% of investment firms for excellence in Environmental, Social and Governance (ESG) practices. The PRI also awarded Neuberger Berman an A+ in every eligible category for its approach to ESG integration across asset classes. The firm manages $374 billion in client assets as of September 30, 2020, including $103 billion in alternative assets.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination transaction involving Altimar and Blue Owl. Altimar intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will include a proxy statement and a prospectus of Altimar, and each party will file other documents with the SEC regarding the proposed transaction. A definitive proxy statement/prospectus will also be sent to the stockholders of Altimar, seeking any required stockholder approval. Before making any voting or investment decision, investors and security holders of Altimar are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Altimar with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by Altimar may be obtained free of charge from Altimar at www.altimarspac.com. Alternatively, these documents, when available, can be obtained free of charge from Altimar upon written request to Altimar Acquisition Corp., 40 West 57th Street, New York, New York 10019, Attn: Secretary, or by calling 212-287-6767.

In  connection with the proposed transaction which will result in the change in control of the Owl Rock Advisers, the applicable Owl Rock BDCs intend to file proxy statements in preliminary and definitive form with the Securities and Exchange Commission (the “SEC”) that will contain important information about the proposed transaction and related matters, and deliver a copy of the proxy statement to its shareholders. Investors of the Owl Rock BDCs are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the proposed transaction and related matters. Investors may obtain a free copy of these materials when they are available and other documents filed by the Owl Rock BDCs with the SEC at the SEC’s website at www.sec.gov or at Owl Rock’s website at www.owlrock.com or www.owlrock.com/proxy/ or, for Owl Rock Capital Corporation, at www.owlrockcapitalcorporation.com.  Investors and security holders may also obtain free copies of the proxy statement and other documents filed with the SEC from the Owl Rock BDCs by contacting Investor Relations at (212) 651-4705.

Participants in the Solicitation

Altimar and certain of its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Altimar, in favor of the approval of the business combination. For information regarding Altimar’s directors and executive officers, please see Altimar’s final prospectus related to its initial public offering filed with the SEC on October 23, 2020. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/prospectus and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding section.

The applicable Owl Rock BDCs and their directors, executive officers, employees and other persons certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders or shareholders of the applicable Owl Rock BDCs’ common stock in respect of the change in control Transaction. For information regarding the Owl Rock BDCs’ directors and executive officers, please see: Owl Rock Capital Corporation’s definitive proxy statement filed with the SEC on April 17, 2020, in connection with its 2020 annual meeting of shareholders; Owl Rock Capital Corporation II’s definitive proxy statement filed with the SEC on April 17, 2020, in connection with its 2020 annual meeting of shareholders; Owl Rock Technology Finance Corp.’s definitive proxy statement filed with the SEC on April 17, 2020, in connection with its 2020 annual meeting of shareholders; and Owl Rock Capital Corporation III’s registration statement on Form 10 filed with the SEC on July 17, 2020. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward-Looking Statements

Certain statements made in this press release, and oral statements made from time to time by representatives of Owl Rock, Dyal and Neuberger Berman are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Statements regarding the potential combination and expectations regarding the combined business are forward-looking statements. In addition, words such as “estimates,” “projects,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

In addition to factors previously disclosed in Altimar’s reports filed with the SEC, including its registration statement on Form S-1 filed in connection with its initial public offering, and those identified elsewhere in this communication, important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) the inability of the parties to enter into a definitive agreement with respect to the potential combination or to complete the contemplated transactions; (ii) matters discovered by any of the parties as they complete their respective due diligence investigation of the other parties; (iii) the risk that requisite regulatory, corporate and other approvals and consents for the potential transaction are not obtained or are delayed; (iv) the inability to recognize the anticipated benefits of the proposed combination; (v) delays in signing or closing a transaction; (vi) difficulties, delays or unanticipated costs in integrating the operations or personnel of Owl Rock and Dyal; (vii) unexpected costs resulting from the transaction; (viii) changes in general economic conditions, including as a result of the COVID-19 pandemic and (ix) regulatory conditions and developments. Forward-looking statements speak only as of the date they are made, and none of Owl Rock, Dyal or Neuberger Berman undertakes any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports, which Altimar has filed or will file from time to time with the SEC.

Non-GAAP Financial Measures

This press release includes references to fee related earnings, or FRE, which is a supplemental measure that is not required by, or prepared in accordance with, accounting principles generally accepted in the United States (“GAAP”).

FRE is used to assess core operating performance by determining whether recurring revenue is sufficient to cover operating expenses and to generate profits. FRE is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of Net Income (Loss) Before Income Taxes. FRE differs from income before taxes computed in accordance with GAAP as it excludes performance income, performance related compensation, investment net gains (losses) and certain other items that we believe are not indicative of our core operating performance. We use FRE as a non-GAAP measure to assess and track our performance. FRE is not a measurement of our financial performance under GAAP and should be considered in addition to, and not in lieu of, the results of operations which are derived in accordance with GAAP.

Altimar Contact

Prosek Partners

Mike Geller

mgeller@prosek.com

Owl Rock and Dyal Contacts

Prosek Partners

David Wells / Andy Merrill / Josh Clarkson / Emily Goldberg

dwells@prosek.com / amerrill@prosek.com / jclarkson@prosek.com / egoldberg@prosek.com